As filed with the Securities and Exchange Commission on January 22, 2001.

                                                      Registration No. 333-34499
================================================================================





                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                           POST-EFFECTIVE AMENDMENT TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                             ARCH CAPITAL GROUP LTD.
             (Exact name of registrant as specified in its charter)


            Bermuda                                     Not Applicable
(State or other jurisdiction of                        (I.R.S. Employer
Incorporation or organization)                      Identification Number)

                                20 Horseneck Lane
                          Greenwich, Connecticut 06830
                                 (203) 862-4300
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                        National Registered Agents, Inc.
                            440 9th Avenue, 5th Floor
                            New York, New York 10001
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                   Copies to:
                               Immanuel Kohn, Esq.
                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000



================================================================================

                              EXPLANATORY STATEMENT

     This constitutes a post-effective amendment to the registration statement (the "Registration Statement") on Form S-3 (File No. 333-34499) filed by Arch Capital Group (U.S.) Inc. (formerly known as Risk Capital Holdings, Inc. and also formerly known as Arch Capital Group Ltd.) (IRS Employer Identification Number 06-1424716) ("Arch Delaware") prior to the merger described below.

     On November 7, 2000, a newly formed Delaware corporation merged with and into Arch Delaware, with Arch Delaware surviving the merger. Upon the merger, each outstanding share of Arch Delaware common stock (other than treasury shares) was converted into one common share of Arch Capital Group Ltd., a newly formed Bermuda company ("Arch Bermuda"), and each option to purchase shares of Arch Delaware common stock was converted into an option to purchase the same number of Arch Bermuda common shares. As a result of the merger, Arch Delaware became a wholly owned subsidiary of Arch Bermuda, and the stockholders and optionholders of Arch Delaware became stockholders and optionholders of Arch Bermuda.

     Except as modified by this post-effective amendment, including modifications resulting from the incorporation of documents by reference, Arch Bermuda, by virtue of this amendment, expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act of 1933.

PROSPECTUS

                             1,750,000 Common Shares

                             ARCH CAPITAL GROUP LTD.

     This prospectus relates to the offer and sale, from time to time, of 1,750,000 of our common shares, par value US$.01 per share, by The Trident Partnership, L.P., the selling shareholder and, to date, 1,500,000 of these shares have been sold in the offering covered by this prospectus. See "Selling Shareholder." We will not receive any of the proceeds from the sale of the shares.

     The shares offered hereby may be offered for sale by The Trident Partnership, L.P. from time to time at market prices prevailing at the time of sale or at negotiated prices. Certain of the expenses of this offering, estimated at $83,402, will be borne by us.

     The Trident Partnership, L.P. and brokers through whom sales of the shares may be made may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended. In addition, any profits realized by The Trident Partnership, L.P. or such brokers on the sale of the shares may be deemed to be underwriting commissions under the Securities Act.

     Our shares are traded on the Nasdaq National Market under the symbol "ACGL." The last reported sale price of the common shares on January 19, 2001 was $14.875 per share.

     The shares may be sold directly by the selling shareholder, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the selling shareholder or any underwriters are involved in any sale of shares in respect of which this prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement.

                           --------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                           --------------------------

                The date of this prospectus is January 22, 2001.

                              AVAILABLE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the SEC a registration statement on Form S-3 to register the common shares offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and its exhibits.

     You may read and copy any document we file with the SEC at the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may obtain copies of these documents at the SEC's offices in New York, New York and Chicago, Illinois, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. We file our SEC materials electronically with the SEC, so you can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov. This site contains reports, proxy information statements and other information regarding issuers that file electronically with the SEC.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or to buy only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only to the date of this prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

     o Our annual report on Form 10-K for the year ended December 31, 1999, as amended by a Form 10-K/A.

     o Our quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

     o Our reports on Form 8-K dated January 18, 2000, March 2, 2000, May 8, 2000, May 19, 2000, September 8, 2000, November 9, 2000, and December 5, 2000.

     o Our proxy statement on Schedule 14A for our annual meeting of stockholders held on November 6, 2000 (other than the sections entitled "Execution Compensation -- Report of the Compensation Committee of the Board of Directors" and "Performance Graph").

     o The description of the common shares contained in our registration statement on Form 8-A filed on November 8, 2000 pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

     We are also incorporating into this prospectus all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates all common shares offered have been sold, or that deregisters all common shares then remaining unsold.

     We will provide without charge to each person, including any person having a control relationship with that person, to whom a prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

                         Arch Capital Group Ltd.
                         Executive Offices:
                         20 Horseneck Lane
                         Greenwich, CT  06830
                         Attention:  Secretary
                         Telephone Number:  (203) 862-4300

                                   THE COMPANY

     Arch Capital Group Ltd. was formed in Bermuda on September 22, 2000. The principal offices are located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, (441) 295-1422. Our executive offices are located at 20 Horseneck Lane, Greenwich, Connecticut 06830, (203) 862-4300.

                                 USE OF PROCEEDS

     All of the shares offered hereby are being offered for sale by the selling shareholder. We will not receive any of the proceeds from the sale of the shares.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the company as of September 30, 2000:

                              Stockholders' Equity
                             (dollars in thousands)

Preference stock, US$.01 par value:
50,000,000 shares authorized(1) (none issued)........................        --
Common stock, US$.01 par value:
200,000,000 shares authorized(2) (issued:  2000, 17,198,432;
  1999, 17,109,736).................................................. $     172
Additional paid-in capital...........................................   343,375
Deferred compensation under stock award plans........................      (642)
Retained earnings (deficit)..........................................   (16,660)
Less treasury stock, at cost (2000, 4,790,415;
  1999, 21,766 shares)...............................................   (59,802)
Accumulated other comprehensive income consisting of
  unrealized appreciation of investments, net of
  income tax.........................................................     1,983
                                                                     ----------
                  Total Stockholders' Equity.........................$  268,426
                                                                     ==========
----------

1 Pursuant to our change of legal domicile in November 2000 as described in the explanatory statement above, as of November 8, 2000 we had 50,000,000 preference shares authorized.

2 Pursuant to our change of legal domicile in November 2000 as described in the explanatory statement above, as of November 8, 2000 we had 200,000,000 common shares authorized.

                                 DIVIDEND POLICY

     Under Bermuda law and our bye-laws, our board of directors may declare dividends, or make distributions out of contributed surplus, as long as there are no reasonable grounds for believing that we are, or after the dividend or distribution would be, unable to pay our liabilities as they became due or that the realizable value of our assets would thereby be less than the aggregate of our liabilities and our issued share capital and share premium accounts.

     We are a holding company with no operations or significant assets other than by reason of our ownership of the capital stock of our subsidiaries. Future dividends and other permitted payments from such subsidiaries are, and are expected to be, our principal source of funds to pay expenses and any dividends. Our subsidiaries' ability to pay dividends, as well as our ability to pay dividends, is, and is expected to be, subject to regulatory, contractual and other constraints

     Any determination to pay dividends in the future will be at the discretion of our board of directors and will be dependent upon such constraints, as well as our results of operations, financial condition and other factors deemed relevant by our board of directors. Our board of directors currently does not intend to declare dividends or make any other distributions.

                               SELLING SHAREHOLDER

     The selling shareholder is offering to sell all of the shares it owns in this offering. However, after giving effect to the offering, the selling shareholder will continue to own warrants to purchase 1,386,079 common shares, which represents approximately 9% of the outstanding common shares (assuming the exercise of all immediately exercisable warrants and options to purchase common shares).

                              PLAN OF DISTRIBUTION

     The common shares to be offered for sale by the selling shareholder may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payment of any underwriting discounts or commissions except for usual and customary selling commissions paid to brokers or dealers. This prospectus may be used from time to time by the selling shareholder to offer the common shares registered hereby for sale in transactions in which the selling shareholder, or broker or dealer, may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of such shares may be deemed to be underwriting discounts and commissions, under the Securities Act. The sale of the shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

     The selling shareholder may sell shares through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale. Any underwriter or agent involved in the offer and sale of the shares will, if required, be named in the applicable prospectus supplement.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us and/or the selling shareholder, or their affiliates, in the ordinary course of business.

     We have agreed to indemnify the selling shareholder and certain other persons against certain liabilities, including liabilities under the Securities Act. We are obligated to pay, or reimburse, the selling shareholder for certain expenses of the offering.

     In order to comply with the securities laws of certain states, if applicable, the common shares offered hereby will be sold in such jurisdiction only through registered or licensed brokers or dealers. In addition, in some states common shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                  LEGAL MATTERS

     The validity of the common shares offered hereby will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda.

                                     EXPERTS

     The consolidated financial statements and the related financial statement schedules incorporated herein by reference from our annual report on Form 10-K for the year ended December 31, 1999 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         SEC POSITION ON INDEMNIFICATION

     Under Bermuda law, a company is permitted to indemnify any officer or director, out of the funds of the company, against (a) any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him or her by the court and (b) any loss or liability resulting from negligence, default, breach of duty or breach of trust, save for his or her fraud and dishonesty. Our bye-laws provide for our indemnity of our officers, directors and employees to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We believe that the limitation of liability provisions in our bye-laws will facilitate our ability to continue to attract and retain qualified individuals to serve as our officers and directors.

                             [PROSPECTUS BACK COVER]

                                TABLE OF CONTENTS


                                                                            Page

Available Information........................................................1
Incorporation of Certain Documents by Reference..............................1
The Company..................................................................2
Use of Proceeds..............................................................2
Capitalization...............................................................2
Dividend Policy..............................................................2
Selling Shareholder..........................................................3
Plan of Distribution.........................................................3
Legal Matters................................................................3
Experts......................................................................3
SEC Position on Indemnification..............................................4

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the registrant's expenses in connection with the issuance of the common shares being registered. The listed amounts are estimates.

     Registration Fee...................................       $11,402
     Printing and duplicating expenses..................        25,000
     Legal fees and expenses............................        35,000
     Accounting fees and expenses.......................         2,000
     Miscellaneous......................................        10,000
                                                              -----------
                       Total............................       $83,402
                                                              ===========

Item 15.  Indemnification of Directors and Officers.

     Under Bermuda law, a company is permitted to indemnify any officer or director, out of the funds of the company, against (a) any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him or her by the court and (b) any loss or liability resulting from negligence, default, breach of duty or breach of trust, save for his or her fraud and dishonesty.

     Our bye-laws provide for our indemnity of our officers, directors and employees to the fullest extent permitted by law.

     Our bye-laws also provide that expenses (including attorneys' fees) incurred by one of our officers or directors in defending any civil, criminal, administrative or investigative action, suit or proceeding will be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us pursuant to Bermuda law.

     Our bye-laws also provide that our officers and directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent that such limitation is prohibited by Bermuda law.

Item 16.  Exhibits.

     See Exhibit Index immediately preceding the Exhibits.

Item 17.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Greenwich, State of Connecticut on January 19, 2001.

                                   ARCH CAPITAL GROUP LTD.


                                   By:    /s/ Peter A. Appel
                                          -------------------------------------
                                          Peter A. Appel
                                          President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature                                 Title                                             Date
   ---------                                 -----                                             ----

   /s/ Peter A. Appel                        President and Chief Executive                 January 19, 2001
   ------------------------------------------Officer (Principal Executive
   Peter A. Appel                            Officer) and Director


                      *                      Chairman and Director
   ------------------------------------------
   Robert Clements

   /s/ Debra O'Connor                        Senior Vice President, Controller             January 19, 2001
   ----------------------------------------  and Treasurer (Principal Financial
   Debra O'Connor                            and Accounting Officer)

                      *                      Director
   -----------------------------------------
   Michael P. Esposito, Jr.

                      *                      Director
   -----------------------------------------
   Lewis L. Glucksman

                      *                      Director
   -----------------------------------------
   Ian R. Heap



                                      II-3

   Signature                                 Title                                             Date
   ---------                                 -----                                             ----


                      *                      Director
   -----------------------------------------
   Thomas V.A. Kelsey

                      *                      Director
   -----------------------------------------
   Mark D. Mosca

                      *                      Director
   -----------------------------------------
   Robert F. Works

                      *                      Director
   -----------------------------------------
   Philip L. Wroughton

-------------

* By Peter A. Appel, as attorney-in-fact and agent, pursuant to a power of attorney, a copy of which has been filed with the Securities and Exchange Commission as Exhibit 24 to this report.




/s/ Peter A. Appel
--------------------------------
Name: Peter A. Appel
Attorney-in-Fact

                                  Exhibit Index


Exhibit No.        Description

     5.1 Opinion of Conyers Dill & Pearman regarding the legality of the securities being registered.

     23.1 Consent of PricewaterhouseCoopers LLP.

     23.2 Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

     24   Powers of Attorney